Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, Texas 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

June 30, 2010

Dynegy Holdings Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Dynegy Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the proposed offer by the Company to exchange (the “Exchange Offer”) $235,000,000 aggregate principal amount of the Company’s issued and outstanding 7.5% Senior Unsecured Notes Due 2015 (CUSIP No. 26816L BA9) (the “Outstanding Notes”) for a like principal amount of the Company’s 7.5% Senior Unsecured Notes Due 2015 (the “Exchange Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an indenture, dated as of September 26, 1996, as amended and restated as of and through March 14, 2001, and as supplemented by a supplemental indenture dated as of December 1, 2009 (such indenture, as so amended and restated and supplemented, the “Indenture”), by and between the Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”).

We have examined originals or certified copies of the Indenture and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties to all documents other than the Company, the due authorization, execution and delivery of the Indenture, the Outstanding Notes and all other documents by the parties thereto other than the Company, and that the Exchange Notes will conform to the specimen examined by us.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged for the Exchange Notes in the manner described in the prospectus forming a part of the Registration Statement, (c) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with, the Exchange Notes proposed to be issued pursuant to the Exchange Offer will be validly and legally binding obligations of the Company.

Our opinion herein is limited in all respects to the laws of the State of New York and the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we do not

June 30, 2010

express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Locke Lord Bissell & Liddell LLP

LOCKE LORD BISSELL & LIDDELL LLP